                                                                    EXHIBIT 10.6

                                 TV FILME, INC.
                          FORM OF EMPLOYMENT AGREEMENT
                          ----------------------------

          AGREEMENT, dated as of ___________, 1996, between TV Filme, Inc., a Delaware corporation ("Employer"), and Alvaro J. Aguirre ("Executive").

                                    RECITALS
                                    --------

          Employer, directly and through its Affiliates (as defined below), is engaged in the subscription television business. Employer desires to employ Executive, and Executive desires to be employed by Employer, on the terms and conditions set forth in this Agreement.

          ACCORDINGLY, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

          1.       Employment and Duties.  Employer hereby employs Executive and
                   ---------------------
Executive hereby accepts employment as Chief Financial Officer of Employer and, if Employer so elects, as an executive officer of any of the direct or indirect subsidiaries or affiliates of Employer (such direct or indirect subsidiaries or affiliates, the "Affiliates"). Executive agrees to serve without additional remuneration in such capacities for the Affiliates, with responsibilities and authority commensurate with the nature of Executive's responsibility and authority with Employer as the Board of Directors of Employer (the "Board of Directors") may from time to time request, subject to appropriate authorization by the Affiliates involved and any limitations under applicable law. Executive shall perform such duties and have such powers and authority as the Board of Directors shall determine, commensurate with Executive's position as an executive officer of Employer. Executive's services shall be rendered at Employer's principal place of business in Brazil, subject to reasonable travel requirements.

          2.       Services and Exclusivity of Services.
                   ------------------------------------

                   2.1 So long as this Agreement shall continue in effect, Executive shall devote his full business time and energy to the business, affairs and interests of Employer and its Affiliates and matters related thereto and shall faithfully and diligently endeavor to promote such business, affairs and interests.

                   2.2. Executive may make and manage personal business investments of his choice (provided such investments are in businesses which do not compete with Employer and its Affiliates or such investments satisfy the standards set forth in Section 5.2 and, in either case, do not require any services on the part of Executive in the affairs of the companies in which such investments are made) and may serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board of Directors of Employer, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder.
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          3.       Compensation, Expenses, Board Membership and Other Benefits.
                   -----------------------------------------------------------

                   3.1.    Base Salary.  During the Term (as defined in Section
                           -----------
4.1), Executive shall receive a base salary at an annual rate of U.S. $125,000 per annum (the "Base Salary"), payable in U.S. dollars. The Base Salary shall be paid in substantially equal installments consistent with Employer's normal payroll schedule, but in no event less frequently than bi-weekly, subject to any applicable withholding and other taxes including deductions described in Section
3.6. Executive's Base Salary shall be reviewed at least annually by the Board of Directors and may be increased but may not be decreased.

                   3.2.    Bonus.  In addition to the Base Salary, Executive
                           -----
shall also be eligible to receive an annual bonus (the "Bonus") in December of each year payable in U.S. dollars in an amount to be determined in the sole and absolute discretion of the Board of Directors of Employer, without participation from Executive, taking into consideration, among other things, the financial and operating performance of Employer. Such Bonus shall not be based upon any prior Bonus. The Bonus payable for the period commencing on the date hereof and ending December 31, 1996 shall be U.S. $125,000. The Board of Directors may, in its sole and absolute discretion, award additional bonuses to Executive on any other basis as it deems appropriate from time to time. Any such Bonus or additional bonuses shall be payable in U.S. dollars.

                   In addition to the foregoing, Executive shall be entitled to receive a one-time bonus (the "Signing Bonus") in the amount of U.S. $50,000, payable upon execution of this Agreement.

                   3.3. Stock Options. Executive shall receive, on the Effective Date (as defined herein), options (the "Options") to purchase 110,000 shares of common stock, par value U.S. $.01 per share (the "Common Stock"), of Employer at an exercise price of $11.00 per share (after giving effect to the Restructuring as described in the Prospectus forming a part of the Registration Statement on Form S-1, Registration No. 333-4512), in accordance with the terms of the TV Filme, Inc. Stock Option Plan and the Stock Option Agreement to be entered into by and between Executive and Employer (the "Stock Option Agreement"), forms of which are attached hereto as EXHIBIT A and EXHIBIT B,
                                                   ---------     ---------
respectively.

                   3.4.    Expenses.  Employer shall promptly reimburse
                           --------
Executive for all reasonable expenses incurred by him in connection with the performance of his services under this Agreement upon presentation of appropriate documentation in accordance with Employer's and its Affiliates' customary procedures and policies applicable to its and their senior executives, including but not limited to the following:

                   (i)     Relocation Expenses.  Employer will pay the following
                           -------------------
relocation expenses incurred by Executive:

                   (A) health status assessments for Executive and his spouse and any necessary vaccinations and inoculations prior to departing from the U.S.;

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                   (B)     expenses for obtaining the necessary passport, work
     permit and visa;

                   (C) reasonable moving-related expenses incurred by Executive in connection with his relocation to Brazil; and

                   (D) upon the termination of Executive's employment hereunder, all reasonable moving-related expenses incurred by Executive in connection with his repatriation to the United States and any costs incurred by Executive in connection with an early termination of the lease for Executive's primary residence in Brazil; provided, however, that Employer shall not be required to pay such expenses or costs if Executive is terminated for Cause (as defined herein);

                   (ii)    Travel Expenses to U.S.  Employer will reimburse
                           -----------------------
Executive for travel expenses incurred by Executive in connection with at least an aggregate of 12 business and personal trips to the United States per year; and

                   (iii)   Telephone Expenses.  Employer will reimburse
                           ------------------
Executive for personal telephone expenses incurred by Executive in amounts to be agreed upon by the parties.

                   3.5.    Foreign Housing Allowance.  Executive shall be
                           -------------------------
entitled to reimbursement from Employer of costs of rental housing equal to $1,500 per month throughout the Term (as defined herein).

                   3.6.    Tax Equalization Policy.  As long as Executive is a
                           -----------------------
resident of Brazil, a hypothetical tax will be deducted from the Salary. The hypothetical federal income tax at the Executive's initial Base Salary of $125,000 will be approximately U.S. $32,000 or approximately U.S. $2,700 per month, and will be adjusted from time to time based on prevailing tax rates. The Bonus and Signing Bonus will be taxed at the time of payment. For the Term, the accounting firm of Ernst & Young or such other firm of independent accountants as shall be reasonably acceptable to Executive and Employer (the "Accountants") will prepare and assist Executive in filing his foreign and United States income tax returns and will provide Employer with a statement of the tax liability on Company-earned income, which will then be paid by Employer. Upon completion of such returns, a tax equalization statement will be prepared by the Accountants to compute Executive's stay-at-home tax. The stay-at-home tax is equivalent to the income tax that would have been incurred on United States income assuming a Florida domicile (exclusive of expatriate-related premiums, allowances, foreign income tax exclusions, moving, relocation, etc.). If the stay-at-home tax is less than the total of the actual income tax incurred and the hypothetical tax withheld, the difference will be reimbursed to Executive by Employer. The fees and expenses of the Accountants shall be borne by Employer.

                   3.7.    Automobile.  Employer will provide Executive with use
                           ----------
of an automobile in Brazil. Required costs for maintenance, insurance and fees for the automobile

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shall be paid by Employer.  Executive will be responsible for normal operating expenses, including fuel and oil.

                   3.8.    Life Insurance; Disability.  Employer shall obtain
                           --------------------------
(i) a life insurance policy on the life of Executive in the face amount equal to $1,000,000 (the "Life Insurance Benefit") naming Executive or his designee as the beneficiary and (ii) a disability policy covering Executive in the event he becomes disabled, in a monthly amount equal to 60% of Executive's then-current monthly Base Salary (the "Disability Benefit") naming Executive as the beneficiary.

                   3.9.    Member of the Board of Directors of Employer.
                           --------------------------------------------
Employer shall nominate for election Executive to the Board of Directors throughout the Term. Upon termination of Executive's employment with Employer for any reason, Executive shall promptly resign as a member of the Board of Directors of Employer and all other officer and director positions held by him of Employer and the Affiliates.

                   3.10.   Other Benefits.  Executive shall be eligible to
                           ---------------
participate in any Brazilian accident or health plans and any other employee benefit plans (other than any life insurance, disability, stock option or similar plans) ("Employee Benefit Plans") that may from time to time be provided by Employer to its executive personnel. In addition, Executive shall be entitled to participate in U.S. Employee Benefit Plans as customarily offered by comparable U.S. companies. Executive's spouse and children also shall be entitled to participate in such U.S. Employee Benefit Plans.

          4.       Term and Termination.
                   --------------------

                   4.1.    Term.  The term of Executive's employment hereunder
                           ----
(the "Term") shall commence on the date hereof (the "Effective Date") and shall end on December 31, 1998, unless earlier terminated as hereinafter set forth.

                   4.2.    Definitions.  As used in this Agreement, the
                           -----------
following terms shall have the meaning ascribed to them below:

                   (i) "Cause" shall mean (A) a determination by the Board of Directors, as to which Executive shall be given notice, that Executive has ceased materially to perform his duties hereunder (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his duties hereunder, (B) Executive's having been convicted of a felony, (C) fraud, embezzlement or misappropriation of funds of Employer by Executive or (D) a willful and material breach by Executive of his obligations hereunder, which breach is not cured within 30 days after notice of same is given to Executive by Employer.

                   (ii) "Disabled" or "Disability" shall mean the physical or mental incapacity of, or injury to, Executive such that he is unable to perform the services required of

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

          him hereunder and such inability to perform continues for a period in excess of six months and is continuing at the time notice is given.

          (iii) "Termination Without Cause" shall mean any termination of employment of Executive (i) by Employer for reasons other than for Cause or upon the death or Disability of Executive or (ii) by Executive following the willful and material breach by Employer of its obligations under Section 1 of this Agreement, which breach is not cured within 30 days of notice of such breach to the Board of Directors.

              4.3.    Rights upon Termination.
                      -----------------------

                   4.3.1. Upon any termination of this Agreement for Cause or upon the voluntary termination by Executive of his employment which does not constitute a Termination without Cause, Employer shall pay to Executive, within 10 days following such termination, any unpaid Base Salary through the date of termination and shall reimburse Executive for reasonable business expenses incurred prior to the date of termination, subject to the provisions of Section
3.4 hereof.

                   4.3.2. Upon termination of this Agreement because of the death or Disability of Executive, Employer shall pay to Executive or Executive's estate, any unpaid Base Salary accrued through the date of termination, plus an additional amount equal to an additional 12 months' Base Salary to extent such Base Salary exceeds the Life Insurance Benefit or the Disability Benefit, as the case may be (the "Severance Payment"), and shall reimburse Executive (or his estate) for reasonable business expenses incurred prior to the date of termination, subject to the provisions of Section 3.4 hereof. Employer shall pay such amounts within 10 days following such termination, provided, that, at Employer's option, the Severance Payment may be made in equal monthly installments over the 12 month period subsequent to the date of termination specified in the termination notice.

                   4.3.3. Upon a Termination Without Cause, Employer shall pay to Executive any unpaid Base Salary accrued through the date of termination, plus an additional amount (the "Additional Payment") equal to (i) the unpaid Base Salary for the balance of the Term and (ii) the pro rata portion of his annual Bonus for the year in which the Termination Without Cause occurs based on the prior year's Bonus. In addition, Employer shall reimburse Executive for reasonable business expenses incurred prior to the date of termination, subject to the provisions of Section 3.4 hereof. Employer shall pay such amounts within 10 days following such termination; provided, that, the Additional Payment shall be made in equal monthly installments over the balance of the Term (the "Term Balance"). If Executive accepts other employment or engages in his own business ("Other Employment") during the Term Balance, Executive shall forthwith notify Employer, and Employer shall be entitled to set off from half of the amounts due Executive under this Section 4.3.3 the amounts paid to Executive in respect of such Other Employment.

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                   4.3.4.  Upon any termination provided for in this Agreement, the Options granted Executive shall be treated in the manner set forth in the Stock Option Agreement.

                   4.3.5. Except as provided herein, Employer shall have no further liability to Executive under this Agreement in respect of any termination of this Agreement.

          5.       Confidentiality and Non-Competition.
                   -----------------------------------

                   5.1     Confidentiality.  Executive agrees that he will not
                           ---------------
make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business, operations, practices or financial condition of Employer or any of its Affiliates ("Confidential Information"), which he may have learned as a result of his employment by Employer during the Term or as a stockholder, officer or director of Employer or any of its Affiliates, except to the extent such use or disclosure is (a) necessary to the performance of this Agreement and in furtherance of the best interests of Employer and its Affiliates, (b) required by applicable law, (c) authorized by Employer or its Affiliates or (d) is of information which is in the public domain through no unlawful act of Executive or which Executive lawfully acquires subsequent to termination of his employment with Employer from any person not subject to a confidentiality obligation to Employer or its Affiliates. Executive acknowledges and recognizes that the Confidential Information is essential to the unique nature of Employer's business and for that reason, all such materials and information shall at all times remain the exclusive property of Employer. Upon the termination of this Agreement, all such Confidential Information furnished and supplied to Executive during the Term shall be returned by Executive to Employer. Executive, in the event of such termination, will not at any time impart to anyone or use any such Confidential Information. The provisions of this Section 5.1 shall survive the expiration, suspension or termination, for any reason, of this Agreement.

                   5.2.    Non-Competition.
                           ---------------

                           5.2.1.  Executive agrees that he shall not, during
the Restricted Period (as defined below), without the prior written consent of
Employer:

                           (i)     directly or indirectly (whether as a sole
proprietor, partner, venturer, stockholder, director, officer, employee or in any other capacity as principal or agent or through any person, corporation, partnership, entity or employee acting as nominee or agent) conduct or engage in or be interested in or associated with any person, firm, association, syndicate, partnership, company, corporation or other entity which conducts or engages in the subscription television business in any geographic areas in which Employer or any of its Affiliates is then so engaged in business or proposes to engage in business in accordance with its then-current business plan, nor shall Executive interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Employer or any of its Affiliates, on the one hand, and any customer, supplier, lessor, lessee or employee of Employer or any of its Affiliates, on the other hand; provided, however, that this Section 5.2.1(i) shall not prohibit Executive from owning beneficially or of record not more than 5% of the outstanding equity securities of any

                                      -6-
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entity whose equity securities are registered under the Securities Act of 1933, as amended, or are listed for trading on any United States or foreign stock exchange; or

                           (ii)    solicit, induce or attempt to induce any
employee of Employer or any of its Affiliates to terminate his or her employment relationship in order to enter into employment with any business which shall be in competition with any business conducted by Employer or any of its Affiliates during the Restricted Period (as defined herein).

                           5.2.2.  As used in this Agreement, the term
"Restricted Period" shall mean the period beginning on the Effective Date and ending on (a) the second anniversary of the date this Agreement is terminated in the event of a voluntary termination by Executive of his employment which does not constitute a Termination Without Cause or (b) the first anniversary of the date this Agreement is terminated in the event a Termination Without Cause occurs or if this Agreement is terminated by Employer for Cause.

                           5.2.3.  It is the desire and intent of the parties
that the provisions of this Section 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this
Section 5 shall be adjudicated to be invalid or unenforceable, this Section 5 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

          6.       Injunctive Relief.  If there is a breach or threatened breach
                   -----------------
of the provisions of Section 5 of this Agreement, Employer shall be entitled to an injunction restraining Executive from such breach. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies for such breach or threatened breach.

          7.       Insurance.  Employer may, at its election and for its
                   ---------
benefit, insure Employee against accidental loss or death and Executive shall submit to such physical examination and supply such information as may be reasonably required in connection therewith.

          8.       Miscellaneous.  This Agreement (a) constitutes the entire
                   -------------
agreement of the parties with respect to its subject matter and supersedes all previous agreements or understandings, whether oral or written; (b) may not be amended or modified except by a written instrument signed by all the parties hereto; (c) is binding upon and will inure to the benefit of the parties and their respective successors, transferees, personal representatives, heirs, beneficiaries and permitted assigns; (d) may be executed in duplicate originals and (e) shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules.

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          9.       Notices.  Any notice required or permitted to be given under
                   -------
this Agreement shall be in writing and shall be deemed to have been given when delivered by hand delivery by independent courier service or by facsimile transmission, addressed as follows:

          If to Executive:   TV Filme, Inc.
                             c/o ITSA-Intercontinental Telecomunicacoes Ltda.
                             SCS, Quadra 07-Bl.A
                             Ed. Executive Tower,   Sala 601
                             70.300-911 Brasilia-DF, Brazil
                             Attention: Alvaro J. Aguirre, Chief Financial
                             Officer

          If to Employer:    TV Filme, Inc.
                             c/o ITSA-Intercontinental Telecomunicacoes Ltda.
                             SCS, Quadra 07-Bl.A
                             Ed. Executive Tower, Sala 601
                             70.300-911 Brasilia-DF, Brazil
                             Attention: Hermano Studart Lins de Albuquerque,
                                            Chief Executive Officer

or to such other address as either party hereto may from time to time give notice of to the other in the aforesaid manner. Any notice delivered in the manner set forth in this Section 9 shall be deemed as of the date of delivery in the case of hand delivery and upon confirmation of receipt in the case of facsimile transmission.

          10.      Indemnification.  Employer shall indemnify Executive, in his
                   ---------------
capacity as an executive officer or director of Employer to the full extent permissible under the laws of the State of Delaware, and shall obtain directors' and officers' reimbursements and liability insurance in connection therewith.
In addition, Employer and Executive shall enter into an Indemnification Agreement, a form of which is attached hereto as EXHIBIT C.
                                                 ---------

          11.      Waiver.  The failure of any party to exercise any right or
                   ------
remedy under this Agreement shall not constitute a waiver of such right or remedy, and the waiver of any violation or breach of this Agreement by a party shall not constitute a waiver of any prior or subsequent violation or breach. No waiver under this Agreement shall be valid unless in writing and executed by the waiving party.

          12.      Severability.  If any provision of this Agreement is
                   ------------
determined by a court or other governmental authority to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement. Further, the provision that is determined to be invalid, illegal or unenforceable shall be reformed and construed to the extent permitted by law so that it will be valid, legal and enforceable to the maximum extent possible.

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          13.  Headings.  The headings used in this Agreement are included
               --------
for the convenience of the parties for reference purposes only and are not to be used in construing or interpreting this Agreement.

          14.  No Third Party Beneficiaries.  Except as provided herein,
               ----------------------------
this Agreement shall not be deemed to confer in favor of any third parties any rights whatsoever as a third-party beneficiary.

          15.  Successor and Assigns. This Agreement is personal in its
               ---------------------
nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by, any successor of Employer, whether by merger, consolidation, transfer of all or substantially all of the assets of Employer, or otherwise, and upon Executive, his heirs, executors, administrators and legal representatives.

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

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                              EMPLOYER:

                              TV FILME, INC.



                              By:__________________________
                                 Name:
                                 Title:



                              EXECUTIVE:


                              _____________________________
                              Alvaro J. Aguirre